SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                  SCHEDULE 14C
                                 (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
[x]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                              The North Face, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box): [ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies: Common Stock, $0.0025 par value per share

     (2)  Aggregate number of securities to which transaction applies: 2,297,252

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $2.00

     (4)  Proposed maximum aggregate value of transaction: $4,594,504

     (5)  Total fee paid: $918*

[ ]  Fee paid previously with preliminary materials

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $5,102
     (2)  Form, Schedule or Registration Statement No.: Schedule TO
     (3)  Filing Party: V.F. Corporation and Sequoia Acquisition, Inc.
     (4)  Date Filed: April 19, 2000
-------------
     * This amount is completely offset by the $5,102 fee previously paid in connection with the filing of the Schedule TO by V.F. Corporation and Sequoia Acquisition, Inc. on April 19, 2000, in connection with the first step of the transactions of which the merger that is the subject of this information statement is a part.

                                     [LOGO]

                              THE NORTH FACE, INC.
                              2013 Farallon Drive
                         San Leandro, California 94577


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY [ ], 2000


                                                          June [   ], 2000

To the Stockholders of The North Face, Inc.:

     We will hold a special meeting of our stockholders on July [ ], 2000 at 10 a.m., local time, at [Address of meeting].

     As described in the enclosed information statement, at the special meeting, you will:

     1. Consider and vote upon a proposal to approve and adopt a merger agreement dated as of April 7, 2000, by and among The North Face, VF Corporation, and a wholly-owned subsidiary of VF, providing for, among other things, the merger of VF's subsidiary with and into The North Face. Following the merger, The North Face will continue as the surviving corporation and will become a wholly-owned subsidiary of VF; and

     2. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The North Face board of directors has approved the merger agreement and the merger.

     The merger will constitute the second and final step of the acquisition of The North Face by VF. The first step was a tender offer commenced by VF through VF's subsidiary on April 19, 2000 for all of the outstanding shares of common stock, par value $0.0025 per share, of The North Face at a purchase price of $2.00 per share, net to the seller in cash. The offer expired on May 23, 2000, and VF's subsidiary purchased 10,459,977 shares (representing approximately 82% of the shares outstanding on such date).

     Upon the completion of the merger, all shares (other than shares owned by VF or any of its affiliates, shares held by The North Face as treasury stock, or shares held by any stockholders of The North Face who have properly exercised appraisal rights), will be converted into the right to receive $2.00 per share in cash, without interest thereon. VF currently anticipates that the merger will be completed in July 2000, or as promptly as practicable thereafter.

     Holders of record of The North Face common stock at the close of business on [ ], 2000 will be entitled to vote at the special meeting or any adjournment or postponement. As of the record date, VF and its affiliates own an aggregate of 10,459,977 shares, representing approximately 82% of all shares outstanding on that date. The approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the merger agreement and the merger. Therefore, VF can cause the merger to occur without the affirmative vote of any other stockholder. VF is obligated to vote all shares it owns by it in favor of approving and adopting the merger agreement.

     If the merger is completed, holders of shares who do not vote in favor of approval and adoption of the merger agreement and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (a copy of which can be found in Annex B of the attached information statement) will be entitled to receive such consideration as may be determined to be due under such provisions.

     Please read the attached information statement carefully. We are not asking you for a proxy and you are requested not to send a proxy.

     Please do not send in your share certificates at this time. If the merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.


                                           By Order of The North Face Board,

                                           /s/
                                           -------------------------------------
                                           [Name]
                                           [Chairman of the Board]

San Leandro, California
June [   ], 2000

                              THE NORTH FACE, INC.
                              2013 Farallon Drive
                         San Leandro, California 94577

                             INFORMATION STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY [ ], 2000

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This information statement is being furnished to the holders of common stock of The North Face, Inc., a Delaware corporation in connection with the special meeting of stockholders of The North Face to be held on July [ ], 2000 at 10 a.m., local time, at [address of meeting], for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated April 7, 2000, among The North Face, VF Corporation and a subsidiary of VF, and the merger, as described in this information statement; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

          The merger is the second step VF's two-part acquisition of The North Face. The first step was a tender offer commenced by a subsidiary of VF on April 19, 2000, for all of the outstanding shares of The North Face at a purchase price of $2.00 per share, net to the seller in cash. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,459,977 shares (representing approximately 82% of the shares outstanding on such date).

     Holders of record of The North Face common stock at the close of business on [ ], 2000 will be entitled to vote at the special meeting or any adjournment or postponement.

     VF can cause the merger to occur without the affirmative vote of any other holder of shares. VF has agreed pursuant to the merger agreement to vote all shares it beneficially owns in favor of approval and adoption of the merger agreement.

     Please do not send any certificates for your stock at this time. Please read this information statement carefully.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Information Statement dated [                ], 2000, and first mailed to
stockholders on [                ], 2000.

(
                                       4

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

                                                                            Page
                                                                            ----


Summary Term Sheet.............................................................6
The Special Meeting............................................................9
     Time, place, date.........................................................9
     Purpose of the special meeting............................................9
     Record date; Quorum; Outstanding shares entitled to vote..................9
     Vote required.............................................................9
     Surrender of certificates and payment procedures.........................10
The Merger....................................................................10
     Background of the offer and the merger...................................10
     Recommendation and reasons of The North Face board.......................12
     Opinion of financial advisor to The North Face board.....................14
     Purpose and structure of the merger; Reasons of VF for the merger........14
     Plans for The North Face after the merger................................15
     Merger agreement.........................................................15
     Delisting of The North Face shares following the merger..................19
     Regulatory approvals.....................................................20
     Financing of the offer and the merger....................................20
Interests of Certain Persons in the Merger....................................20
Certain United States Federal Income Tax Consequences.........................21
Appraisal Rights..............................................................22
Certain Information Concerning The North Face and the Shares..................23
Certain Information Concerning VF and VF's Subsidiary.........................24
Ownership of Shares...........................................................24
Additional and Available Information..........................................25
Other Matters ................................................................26
Annex A--Opinion of Deutsche Bank Securities, Inc. dated April 7, 2000.......A-1
Annex B--Section 262 of the General Corporation Law of the State of Delaware
            Relating to Appraisal Rights.....................................B-1
Annex C -The Merger Agreement................................................C-1

                               Summary Term Sheet

     The merger of a wholly owned subsidiary of VF Corporation with and into The North Face, Inc. will constitute the second and final step of the acquisition of The North Face by VF. The first step was a tender offer commenced by VF through its subsidiary on April, 19, 2000, for all of the outstanding shares of The North Face for $2.00 per share, net to the seller in cash. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,459,977 shares representing approximately 82% of the shares outstanding on the record date. The following are some questions you, as a stockholder of The North Face, may have and the answers to those questions. We urge you to carefully read the remainder of this information statement because the information provided in this summary is not complete and additional important information is contained in the remainder of this information statement. Stockholders are urged to read this information statement and the annexes in their entirety.

When and where is the special meeting?

     The North Face will hold a special meeting of stockholders on July [ ], 2000, at 10 a.m., local time, at [address of meeting]. See "The Special Meeting."

Is my vote required to approve the merger?

     No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to approve and adopt the merger agreement. VF has agreed to vote all of the shares it owns in favor of the approval and adoption of the merger agreement. Because VF and its affiliates own approximately 82% of the outstanding shares on the record date, approval and adoption of the merger agreement is assured without the vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting.
See "The Special Meeting."

Who are the parties to the transaction?

     VF is a Pennsylvania corporation with its principal offices located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408. VF is principally engaged in the design, manufacture and marketing of branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear and other apparel. See "Certain Information Concerning VF and VF's Subsidiary."

     VF's wholly owned subsidiary is a Delaware corporation incorporated on March 30, 2000. It has not carried on any activities other than those incident to its formation, the execution and delivery of the merger agreement and the commencement of, and purchase of shares pursuant to, the offer. Its principal offices are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408. See "Certain Information Concerning VF and VF's Subsidiary."

     The North Face is a Delaware corporation with its principal offices located at 2013 Farallon Drive, San Leandro, California 94577. The North Face, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, snow sports gear, functional sportswear, tents, sleeping bags, backpacks, day packs, accessories and rugged footwear under The North Face name. See "Certain Information Concerning The North Face and the Shares."

What will I receive in exchange for my shares of The North Face?

     Upon consummation of the merger, all shares (other than shares owned by VF or any of its affiliates, shares held by The North Face as treasury stock, or shares held by any stockholders of The North Face who have properly exercised appraisal rights), will be converted into the right to receive $2.00 per share, net to the seller in cash, without interest thereon. See "The Merger--Merger agreement."

Is there an agreement governing the merger?

     Yes. VF, its subsidiary and The North Face entered into a merger agreement dated as of April 7, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of VF's subsidiary into The North Face following the offer. See "The Merger--Purpose and structure of the merger; Reasons of VF for the merger".

What does The North Face board of directors think of the merger?

     The North Face board recommends that its stockholders approve and adopt the merger agreement and the merger. See "The Merger-- Recommendation and reasons of The North Face board."

     In reaching its decision to approve and adopt the merger agreement and to recommend that The North Face stockholders approve and adopt the merger agreement, The North Face board considered a number of factors. See "The Merger-- Recommendation and reasons of The North Face board."

Did The North Face board receive an opinion from its financial advisor?

     Yes. Deutsche Bank Securities Inc., The North Face's financial advisor, delivered to The North Face board its written opinion dated as of April 7, 2000, that, as of the date of such opinion, the cash consideration to be received by the holders of The North Face shares in the offer and the merger is fair from a financial point of view to The North Face stockholders (other than VF and its affiliates). A copy of the full text of the written opinion of Deutsche Bank, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered, and limitations of review undertaken in connection with the opinion, is attached to this information statement as Annex A and should be read in its entirety. See "The Merger--Opinion of financial advisor to The North Face board" and Annex A.

When do the companies expect to complete the merger?

     VF expects to complete the merger in July 2000, or as promptly as practicable thereafter. The merger shall become effective at such time as the merger is approved by the stockholders of The North Face as of the record date and the Articles of Merger are duly filed with the Secretary of State of the State of Delaware. See "The Merger."

Can the merger agreement be terminated?

     The merger agreement may be terminated by either VF or The North Face under certain circumstances. See "The Merger--Merger agreement."

Is VF's financial condition relevant?

     We do not believe VF's financial condition is relevant because the form of payment consists solely of cash and VF has advised us that funding will be readily obtainable.

What will happen to The North Face after the merger is consummated?

     After consummation of the merger, The North Face will become a wholly owned subsidiary of VF and the former holders of The North Face shares will no longer possess any interest in The North Face. Promptly upon consummation of the merger, The North Face will terminate the registration of the shares under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the shares under the Exchange Act, the shares will no longer be eligible for inclusion in the Nasdaq National Market System. See "The Merger--Delisting of The North Face shares following the merger."

Do any existing or former members of The North Face's management or board of directors have interests in the merger other than as stockholders of The North Face?

     Yes. Certain existing and former members of The North Face's management and board (as well as employees of The North Face) have interests in the merger other than as stockholders relating to, among other things, (i) the exchange of outstanding options for a cash payment and (ii) the terms of employment agreements between The North Face and certain members of management, providing for cash payments and other benefits upon termination of employment. See "Interests of Certain Persons in the Merger."

Should I send in my stock certificates now?

     No. A letter of transmittal for use in surrendering share certificates and obtaining payment for surrendered The North Face shares will be mailed to stockholders promptly following the effective time of the merger. See "The Merger." Certificates representing The North Face shares should not be sent in until you receive the letter of transmittal and accompanying instructions, and then should be surrendered only in accordance with such instructions.

Will I have to pay taxes on the consideration I receive for my shares in the merger?

     The receipt of cash by a The North Face stockholder pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "Certain United States Federal Income Tax Consequences." All stockholders are urged to consult their own tax advisors.

Are any regulatory approvals required?

     VF filed the required Premerger Notification and Report Forms with respect to the offer and the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 27, 2000. The applicable waiting period expired on May 12, 2000. See "The Merger--Regulatory approvals."

     The North Face and VF believe that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

Can I exercise appraisal rights?

     Stockholders of The North Face are entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. A summary description of Section 262 is set forth in "Appraisal Rights" and Section 262 is reprinted in its entirety as Annex B to this information statement. All references in "Appraisal Rights" and Section 262 to a "stockholder" are to the record holder of the shares as to which appraisal rights are asserted. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps set forth in Section 262 properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     For more information regarding appraisal rights, see Annex B. Annex B should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in Annex B may result in the loss of appraisal rights.

                              The Special Meeting

Time, place, date

     This information statement is being furnished to the holders of outstanding shares of The North Face in connection with the special meeting to be held on July [ ], 2000, at 10 a.m., local time, at the [address of meeting], including any adjournments or postponements thereof .

Purpose of the special meeting

     At the special meeting, stockholders of The North Face will consider and vote upon a proposal to approve and adopt the merger agreement, dated as of April 7, 2000, among The North Face, VF and a wholly owned subsidiary of VF, pursuant to which VF's subsidiary will be merged with and into The North Face with The North Face as the surviving corporation at and after the effective time of the merger. The merger agreement is attached as Annex C to this information statement. Stockholders will also consider such other business as may properly come before the meeting.

Record date; Quorum; Outstanding shares entitled to vote

     The record date for the special meeting has been fixed as the close of business on [ ], 2000. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

     On the record date, there were [ ] shares outstanding. The outstanding shares were held of record by approximately [ ] registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by VF and its affiliates will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

Vote required

     Pursuant to Delaware law, the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the merger agreement. Pursuant to the merger agreement, VF and its affiliates are required to vote their shares for approval and adoption of the merger agreement. As of the record date, VF and its affiliates beneficially own 10,459,977 shares (approximately 82% of all outstanding shares). Because the approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the merger agreement, VF can cause the merger to occur without the affirmative vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting in person.

     A stockholder who wishes to exercise appraisal rights under Delaware law must not vote his or her shares in favor of the approval and adoption of the merger agreement. An abstention or broker non-vote will not constitute a waiver of a stockholder's appraisal rights, but also shall not constitute the written notice of intent to exercise appraisal rights required under Section 262 of Delaware law. See "Appraisal Rights" and Annex B.

Surrender of certificates and payment procedures

     As soon as practicable after the effective time, American Stock Transfer & Trust Company, the paying agent, will mail to each record holder of a certificate representing an outstanding share a letter of transmittal and instructions for effecting the surrender of such certificate. Upon surrender to the paying agent of a certificate representing a share, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive $2.00 per share in cash, without interest thereon. Until surrendered in accordance with the foregoing instructions, each certificate representing a share will represent for all purposes only the right to receive $2.00 per share in cash, without interest thereon.

     You should not send your share certificates to the paying agent now. Share certificates should be sent to the paying agent only pursuant to instructions set forth in the letter of transmittal which will be mailed to you as soon as practicable after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this information statement, the merger agreement and the letter of transmittal.

     Any merger consideration made available to the paying agent that remains unclaimed by stockholders for six months after the effective time will be delivered to The North Face and any stockholders who have not surrendered their certificates prior to that time must look to The North Face for payment of their claim for merger consideration.

     Any questions concerning payment procedures and requests for letters of transmittal may be addressed to the paying agent at 1-800-937-5449 (toll free).


                                   The Merger

Background of the offer and the merger

     Certain contacts and negotiations between VF and The North Face relating to the offer and merger

     VF continually reviews possible strategic initiatives that might complement its existing business. In late October 1999, VF's financial advisor, Salomon Smith Barney Inc. expressed, on VF's behalf, VF's interest in a possible acquisition of The North Face on mutually agreed upon terms to Deutsche Bank Securities Inc., The North Face's financial advisor. Deutsche Bank informed Salomon Smith Barney that The North Face was not then interested in entering into discussions regarding a potential acquisition.

     On December 1, 1999, Mr. Mackey J. McDonald, chairman, president and chief executive officer of VF wrote a letter addressed to Mr. Robert P. Bunje, chairman of The North Face, and Mr. Geoffrey D. Lurie, chief executive officer of The North Face. The letter stated that VF remained interested in discussing a possible acquisition of The North Face by VF. After Mr. Lurie received the letter, Mr. McDonald and Mr. Lurie had a telephone conversation discussing the letter during which Mr. Lurie again stated that The North Face was not interested in entering into discussions regarding a possible acquisition.

     In early January 2000, Mr. Lurie told Mr. McDonald that The North Face was interested in pursuing strategic alternatives and that Deutsche Bank would contact VF regarding the process. Shortly thereafter, VF received a draft confidentiality agreement. The North Face and VF entered into a confidentiality agreement dated as of January 20, 2000.

      In early February, 2000, representatives of VF and Davis Polk & Wardwell, counsel to VF, conducted due diligence at a data room established by The North Face. At such time, representatives of VF attended an information session with The North Face representatives. Following this initial due diligence through the execution of the merger agreement, VF and its advisors conducted further due diligence with respect to The North Face and were in contact with The North Face and its advisors in relation thereto.

      On March 5, 2000, VF (along with other bidders) received a bid solicitation, including a draft merger agreement from Deutsche Bank. On March 20, 2000, VF submitted its proposal to acquire The North Face, including a proposed mark-up of the merger agreement. The proposal was subject to various conditions, including a commitment to negotiate exclusively with VF, the approval of VF's board of directors, additional due diligence and execution of a mutually acceptable definitive agreement.

     In the days that followed, representatives of The North Face and VF spoke on several occasions regarding the draft merger agreement and the satisfaction of certain conditions contained in VF's bid. On March 23, 2000,

Deutsche Bank requested that VF submit a letter confirming its bid and remove any conditions to proceeding with a transaction which had been satisfied. On March 27, 2000, VF delivered a letter together with a revised markup of the draft merger agreement confirming its willingness to proceed with negotiations subject to such negotiations being conducted on an exclusive basis.

     On March 28, 2000, counsel to The North Face advised counsel to VF that The North Face would negotiate with VF on an exclusive basis through March 31, 2000. In addition, counsel discussed the open issues in the draft merger agreement.

      On March 28, 2000, counsel to The North Face distributed a revised draft merger agreement. On March 29, 2000, counsel to The North Face distributed draft disclosure schedules.

     From March 29, 2000, through April 7, 2000, representatives of VF and The North Face continued to negotiate and revise the draft merger agreement. In the course of discussions among the parties during this period, The North Face disclosed to VF that The North Face would be required to pay the banks party to The North Face loan agreement $3.5 million, among other fees, upon consummation of the transactions contemplated by the draft merger agreement. On April 4, 2000, VF advised The North Face that a condition to its willingness to proceed with negotiations was that the banks agree to waive the $3.5 million fee. On April 6, 2000, after discussions with The North Face, the banks agreed to reduce the fee to $876,000 in the case of a transaction with VF. Counsel for The North Face informed VF of their agreement with the banks.

     On the afternoon of April 6, 2000, VF was informed that the board of directors of The North Face was going to meet that evening to decide whether to proceed with the transaction by authorizing The North Face to enter into a definitive agreement and plan of merger. On April 7, 2000, VF was informed that The North Face board had decided to proceed with the transaction on the basis of the draft merger agreement presented to the board on April 6, 2000. On April 7, 2000, VF, VF's subsidiary and The North Face executed the merger agreement.

     After executing the merger agreement, VF issued a press release announcing the execution of the merger agreement and the offer and the merger contemplated thereby.

      On April 10, 2000, representatives of The North Face informed representatives of VF that The North Face had received a letter from a third party expressing its interest in a possible acquisition of The North Face. This letter contained no specific offer, set forth no specific price and was subject to further due diligence. Representatives of VF expressed to The North Face their view that if The North Face entered into negotiations with the third party based upon the letter received from such third party, such action would constitute a breach of the merger agreement. The North Face board met on April 11, 2000, and determined not to pursue negotiations with the third party.

     On April 12, 2000, Mr. Lurie requested a letter from VF stating VF's intention with respect to the repayment of The North Face's obligations under its loan agreement. On April 13, 2000, VF wrote a letter to The North Face confirming that if the offer was consummated successfully, VF agreed (i) for the period prior to the merger to use its best efforts to cause and (ii) after the effective time to cause, The North Face to comply with its repayment obligations under The North Face's loan agreement.

     VF's subsidiary commenced the offer on April 19, 2000. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,459,776 shares (representing approximately 82% of the shares outstanding on such date). Shortly thereafter, Messrs. Geoffrey D. Lurie, Karl Heinz Salzburger and William N. Simon resigned from The North Face board and Messrs. Mackey J. McDonald and Robert K. Shearer and Ms. Candace S. Cummings were elected as directors of The North Face.

Recommendation and reasons of The North Face board

     Recommendation of The North Face board

     The North Face board has (i) unanimously determined that each of the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of The North Face, (ii) duly approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of The North Face accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger.

     Reasons for the recommendation of The North Face board

     In reaching the determination and recommendation described above, The North Face board considered a number of factors, including, among other things, the following:

     (1) The North Face had incurred a pre-tax loss of $97,938,000 in 1999, and The North Face's auditors planned to express a qualification in their report on The North Face's financial statements for 1999, indicating substantial doubt regarding The North Face's viability as a "going concern".

     (2) The North Face had not been able to obtain additional capital, and, in addition, The North Face had no prospects for replacing its bank credit facility, which was scheduled to expire April 15, 2000. The North Face's lenders had indicated that they did not intend to extend the facility further. In the absence of such an extension, The North Face would be required to consider bankruptcy proceedings.

     (3) If The North Face were liquidated on an expedited basis, management believed it was highly unlikely that stockholders would receive much, if any, value for their shares.

     (4) The North Face's stock price, which had been declining, declined from $3.69 on April 5, 2000, to $1.22 on April 6, 2000, after The North Face publicly announced that The North Face's auditors were expected to express a qualification in their report on The North Face's 1999 financial statements, indicating substantial doubt regarding The North Face's viability as a "going concern", and that, although The North Face was continuing to explore various alternatives, such alternatives involved payment to stockholders materially less than the then current market price of the shares and that there was no assurance that the alternatives being considered would be consummated and, if no such alternative were consummated, that the board would be required to consider seeking protection under Chapter 11 of the Bankruptcy Code.

     (5) Notwithstanding the fact that The North Face's worsening financial condition was widely known and that it was widely known that The North Face was actively seeking to be acquired, no other potential buyer made a definitive proposal to complete a transaction, and no other potential buyer made a proposal that could reasonably be expected to provide stockholders with any payment.

     (6) The fact that The North Face board, in exercising its duty of care, had considered a variety of alternatives to a sale over a long period.

     (7) The financial and other terms and conditions of the offer, the merger and the merger agreement.

     (8) The experience, reputation and financial condition of VF and VF's knowledge about The North Face's industry.

     (9) The presentation made to The North Face's board by Deutsche Bank and the written opinion dated April 7, 2000, of Deutsche Bank addressed to The North Face board that stated that, as of the date of such opinion, the $2.00 per share, net to the seller in cash, to be received by the stockholders pursuant to the offer and the merger is fair to The North Face stockholders from a financial point of view.

     (10) The likelihood that the proposed acquisition would be consummated, including the fact that few regulatory approvals are required to consummate the offer and the merger and the likelihood of obtaining those regulatory approvals, as well as the likelihood of satisfying the other conditions to the offer and the merger, and the risks to The North Face if the acquisition were not consummated.

     (11) The fact that the obligations of VF and its subsidiary to consummate the transactions pursuant to the merger agreement were not conditioned upon financing.

     (12) The fact that, under the merger agreement, The North Face has agreed that it and its subsidiaries will not, and will use their respective best efforts to ensure that their respective officers, directors, employees or other agents will not, directly or indirectly,

           (i) initiate, solicit or knowingly encourage or knowingly take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to an acquisition proposal;

          (ii) enter into any agreement with respect to any acquisition proposal;

         (iii) in the event of any unsolicited acquisition proposal, (x) grant any waiver or release under any standstill or similar agreement to which The North Face or any of its subsidiaries is a party in effect on the date of the merger agreement or
                  (y) engage in negotiations with, or disclose any non- public information relating to, The North Face or any of its subsidiaries, or afford access to the properties, books or records of The North Face or any of its subsidiaries to any person that may be considering making, or has made, an acquisition proposal. The North Face has agreed to notify VF's subsidiary promptly, but in no event later than 24 hours, after receipt of any acquisition proposal or any request for non-public information relating to The North Face or any of its subsidiaries or for access to the properties, books or records of The North Face or any of its subsidiaries by any person that may be considering making, or has made, an acquisition proposal.

     (13) The fact that, if The North Face board decides to accept a superior proposal from a third party, The North Face board may terminate the merger agreement prior to the consummation of the offer and pay VF a cash termination fee of $5 million plus the amount of reasonable out-of-pocket fees and expenses incurred by VF in connection with the transactions contemplated by the merger agreement. Such payment must be made, but only if a third party acquisition occurs within 12 months after termination of the merger agreement.

     The foregoing discussion of certain information and factors considered by The North Face board is not meant to be exhaustive, but summarizes the material factors The North Face board considered. The North Face board did not quantify or attach any particular weight to the various factors, or determine that any particular factors were of primary importance. Rather, The North Face board made its determination that the merger agreement and the offer are fair to, and in the best interests of, The North Face and its stockholders based on the totality of the information presented to and considered by The North Face board. Individual members of The North Face board may have given different weight to these different factors.

     The full text of Deutsche Bank's written opinion discussed in paragraph
(9) above, which sets forth, among other things, the assumptions made, matters considered and limitations in the review undertaken by Deutsche Bank in connection with the opinion, is attached hereto as Annex A and is incorporated herein by reference. Stockholders are urged to read the Deutsche Bank opinion carefully and in its entirety. The summary of the opinion of Deutsche Bank in this information statement is qualified in its entirety by reference to the full text of such opinion as attached hereto as Annex A.

     Certain projections for The North Face

     During the course of discussions between VF and The North Face, The North Face provided VF with certain financial projections for The North Face for 2000.

     These projections were not prepared with a view to the public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this information statement only because The North Face provided them to VF. Neither VF nor its financial advisors, assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of The North Face, which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of The North Face. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the projections provided by The North Face. The projections should be read together with the financial statements contained in The North Face's filings with the SEC.

                                                                       2000
                                                                   ------------
Revenues...........................................................$284,923,000
Operating Income....................................................$11,414,000
Net (Loss).......................................................... .$(272,000)
(Loss) per share (on a fully diluted basis)........................... ...$(.02)

Opinion of financial advisor to The North Face board

     On January 10, 2000 The North Face board retained Deutsche Bank to act as its financial advisor in connection with the possible sale of The North Face and, if requested, to render an opinion to The North Face board as to the fairness, from a financial point of view, of the merger consideration.

     On April 6, 2000, at a meeting of The North Face board held to evaluate the proposed merger, representatives from Deutsche Bank rendered to The North Face board an oral opinion, subsequently confirmed by delivery of a written opinion dated April 7, 2000, to the effect that, as of such date and based on and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the merger consideration was fair, from a financial point of view, to the stockholders of The North Face (other than VF and its affiliates).

     The full text of Deutsche Bank's written opinion dated April 7, 2000, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex A to this information statement and is incorporated herein by reference. Deutsche Bank's opinion is directed only to The North Face board, addresses only the fairness of the merger consideration, from a financial point of view, to the stockholders of The North Face (other than VF and its affiliates), and does not constitute a recommendation to any stockholder to approve, or to tender their shares pursuant to, the merger. Stockholders of The North Face are urged to read the opinion carefully and in its entirety. The summary of the opinion of Deutsche Bank in this information statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with Deutsche Bank's role as financial advisor to The North Face, and in arriving at its opinion, Deutsche Bank:

     o reviewed certain publicly available financial information and other information concerning The North Face and VF and certain internal analyses and other information furnished to it by The North Face;

     o held discussions with members of the senior management of The North Face regarding the business and prospects of The North Face;

     o attended meetings between The North Face and its group of bank lenders;

     o reviewed the reported prices and trading activity for The North Face common stock;

     o compared certain financial and stock market information for The North Face with similar information for certain other companies whose securities are publicly traded;

     o reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

     o reviewed a liquidation plan for The North Face which was prepared by The North Face management;

     o reviewed the terms of the merger agreement and certain related documents; and

     o performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning The North Face or VF, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied on the accuracy and completeness of all such information and did not conduct a physical inspection of any of the properties or assets of The North Face or VF, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of The North Face or VF.

     With respect to the current fiscal year financial forecasts and projections made available to Deutsche Bank by The North Face management and used in its analyses, Deutsche Bank assumed that such current fiscal year financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of The North Face, as to the matters covered thereby. In rendering this opinion, Deutsche Bank expressed no view as to the reasonableness of such current fiscal year forecasts and projections or the assumptions on which they are based.

     Deutsche Bank's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date of the opinion. Although subsequent developments may affect its opinion, Deutsche Bank has assumed no obligation to update, revise or reaffirm its opinion.

     For purposes of rendering its opinion and based on the consent of The North Face's board of directors, Deutsche Bank assumed that, in all respects material to its analysis:

     o the representations and warranties of The North Face, VF and VF's subsidiary contained in the merger agreement are true and correct;

     o The North Face, VF and VF's subsidiary will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of The North Face, VF and VF's subsidiary to consummate the offer and merger will be satisfied without any waiver thereof; and

     o all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either The North Face, VF or VF's subsidiary is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on The North Face, VF or VF's subsidiary or would materially reduce the contemplated benefits of the merger to The North Face.

     Set forth below is a brief summary of the material factors considered, and financial analyses performed, by Deutsche Bank in connection with its opinion which was rendered orally to The North Face board at its meeting on April 6, 2000:

     Fiscal Year 1999 Financial Statements. The North Face's annual report on Form 10-K for the year ended December 31, 1999, which was due to be filed by March 31, 2000, was not filed by that date, and The North Face informed Deutsche Bank that such report would not be filed before April 14, 2000. The North Face also informed Deutsche Bank that the report of The North Face's independent auditors, with respect to The North Face's financial statements for the year ended December 31, 1999, would express a qualification indicating substantial doubt regarding The North Face's viability as a "going concern".

     Credit Facilities. The North Face's primary bank credit facility, under which The North Face had outstanding indebtedness of approximately $103 million as of March 31, 2000, was scheduled to expire on March 31, 2000. The North Face was not able to obtain alternative financing by March 31, 2000, and The North Face's management informed Deutsche Bank that it had no prospects for doing so, except pursuant to the merger. The North Face's group of bank lenders granted The North Face an extension until April 15, 2000 to allow The North Face to enter into the merger agreement. In addition, The North Face informed Deutsche Bank that The North Face's bank lenders did not intend to renew such credit facility beyond April 15, 2000, if the merger agreement was not executed, and intended instead to commence involuntary bankruptcy proceedings against The North Face.

     Liquidation Analysis. Deutsche Bank reviewed a plan of liquidation which was prepared by The North Face's management and presented to The North Face's group of bank lenders on or about March 23, 2000. The liquidation plan analyzed various scenarios involving the expedited sale of The North Face's assets and the assumption or payment of its liabilities if The North Face were to enter bankruptcy proceedings. The expedited liquidation process described in the plan required 60 to 90 days to complete. This liquidation plan indicated that, under the best of circumstances, it was highly unlikely that the current stockholders of The North Face would receive more than $1.00 per fully-diluted share if The North Face were forced into bankruptcy proceedings and was required to liquidate all of its assets.

     Deutsche Bank noted that the $2.00 per share net to the seller in cash to be received in the offer and merger substantially exceeded the best-case scenario of the liquidation plan, as prepared by The North Face's management and presented to The North Face's group of bank lenders on or about March 23, 2000.

     Discounted Cash Flow Analysis. The discounted cash flow methodology values a business based on the current value of the future cash flows that the business will generate. To establish a current value utilizing this methodology, future cash flows are estimated and an appropriate discount rate is determined.

     The absence of any prospect that The North Face would obtain financing on a going-forward basis rendered The North Face unable to provide Deutsche Bank with any guidance with respect to The North Face's future prospects. Accordingly, due to the lack of financial projections for The North Face beyond the current fiscal year, Deutsche Bank did not perform a discounted cash flow analysis in connection with rendering its opinion.

     Historical Stock Price Performance. Deutsche Bank reviewed and analyzed the daily closing per share market prices for The North Face common stock for the period from June 30, 1998 to April 6, 2000. Deutsche Bank noted that from June 30, 1998 to April 6, 2000, the price of The North Face common stock declined from $24.00 to $1.22 per share. Deutsche Bank noted that there were several factors which appear to have contributed to the substantial decline in the price of The North Face common stock price during this period, including, but not limited to, public announcements regarding the:

     o    termination of the Leonard Green & Partners, L.P. offer;

     o    deterioration of The North Face's operating and financial performance;

     o resignations of certain members of The North Face's senior management team;

     o    risk that The North Face would not be viable as a "going concern"; and

     o possibility that any strategic alternative then under consideration would yield a value materially less than the prevailing stock price at that time.

     In particular, Deutsche Bank noted that The North Face common stock price declined from $5.00 to $4.00 or 20.0% on March 17, 2000, after The North Face publicly announced on March 16, 2000 its expected financial results for the quarter ended December 31, 1999. Deutsche Bank further noted that The North Face common stock price declined from $3.69 to $1.22 or 66.9% on April 6, 2000, after The North Face publicly announced on April 5, 2000, that The North Face's financial statements for the year ended December 31, 1999 would include a "going concern" qualification and that any strategic alternative it was then considering would result in a payment to its stockholders of a value materially less than its currently prevailing stock price.

     Comparative Stock Price Performance Deutsche Bank reviewed the daily closing per share market prices of The North Face common stock and compared the movement of such daily closing prices with the movement of the Russell 2000 composite index, and the movement of an index composed of other activewear and technical sports products companies (collectively "the ATSP Companies") index consisting of:


                                  ATSP Companies
--------------------------------------------------------------------------
Columbia Sportswear Company                  K2 Inc.
Kellwood Company                             Nautica Enterprises, Inc.
Phillips-Van Heusen Corporation              Polo Ralph Lauren Corporation
Quiksilver, Inc.                             Russell Corporation
The Timberland Company                       Tommy Hilfiger Company
V. F. Corporation

over the period from June 30, 1998 through April 6, 2000. Deutsche Bank noted that, on a relative basis between June 30, 1998 and April 6, 2000, The North Face common stock substantially underperformed the Russell 2000 composite index and the ATSP Companies index.

     Analysis of Certain Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation of other selected publicly traded companies. Deutsche Bank compared certain financial information relating to The North Face to certain corresponding information from companies comprising the ATSP Companies index. Due to The North Face's lack of profitability and distressed financial condition, this analysis was limited to a comparison of only the ratio of common equity market value, as adjusted for debt and cash to revenues.

                                                  Adjusted Market Value(1) as a
As of April 6, 2000                                Multiple of LTM(2) Revenue
-------------------                               -----------------------------
Mean....................................                      0.8x
High....................................                      1.4x
Low.....................................                      0.2x

The North Face..........................                      0.5x
-------------------
(1) Adjusted Market Value equals The North Face's equity market value plus debt less cash.

(2) The financial information used in connection with the multiples with respect to The North Face and the ATSP Companies was based on the latest reported twelve month period as derived from publicly available information.


     As a result of the foregoing analysis, Deutsche Bank noted that, as of April 6, 2000, the multiple of adjusted market value to The North Face's revenue for the twelve month period prior to the announcement of the offer and the merger was within the range of the multiples, although it was a substantial discount to the mean of the multiples for the ATSP Companies. The North Face's lack of profitability and distressed financial condition limited the utility of this particular analysis.

     Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of 13 completed mergers or acquisitions of companies in the apparel, activewear and technical sports products sectors which Deutsche Bank deemed to have similar economic and/or internal competitive dynamics to The North Face's business. Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the transactions and compared them to corresponding financial multiples for the merger, based on the merger consideration.

     The selected transactions and the month and year on which each transaction was completed were as follows:

     o Sunbeam Corporation's acquisition of The Coleman Company, Inc. (January 2000);

     o The Warnaco Group, Inc.'s acquisition of Authentic Fitness Corp. (November 1999);

     o    Kellwood Company's acquisition of Koret, Inc (April 1999);

     o Doughty Hanson & Co. Ltd.'s acquisition of Umbro Europe Holdings, Ltd. (April 1999);

     o Jones Apparel Group, Inc.'s acquisition of Sun Apparel, Inc. (October 1998);

     o    Adidas AG's acquisition of Salomon S.A. (February 1998);

     o Tommy Hilfiger Corporation's acquisition of Pepe Jeans USA, Inc. (May 1998);

     o The Warnaco Group, Inc.'s acquisition of Designer Holdings Ltd. (December 1997);

     o    Texas Pacific Group's acquisition of J. Crew Group, Inc.
          (October 1997);

     o    InvestCorp's acquisition of Helly Hansen International
          (May 1997);

     o Kohlberg Kravis Roberts & Co.'s acquisition of Spalding & Evenflo Cos. (September 1996);

     o Brunswick Corporation's acquisition of Nelson/Weather-Rite, Inc. (March 1996); and

     o    The Coleman Company, Inc.'s acquisition of Eastpak, Inc.
          (November 1994).

     Due to The North Face's lack of profitability and distressed financial condition, this analysis was limited to a comparison of only the calculations of the multiples of adjusted market value to The North Face's revenues for the twelve months prior to the announcement of the offer and merger for the merger and the selected transactions:

                                                    Adjusted Market Value as a
                                                    Multiple of LTM (1) Revenue
                                                    ---------------------------
Selected Transactions:
Mean...................................                        1.3x
     Mean..............................                        1.3x
     High..............................                        2.7x
     Low...............................                        0.4x

Offer & merger at $2.00 per share......                        0.6x
-------------------
(1) Represents latest twelve month financial information available prior to transaction announcement.

     As a result of the foregoing analysis, Deutsche Bank noted that, at the implied offer price of $2.00 per share, the implied multiple of adjusted market valuation to The North Face's revenues for the twelve months prior to the announcement of the offer and the merger was within the range of the multiples of the selected transactions, although substantially below the mean of the multiples of the selected transactions. Deutsche Bank noted that The North Face's lack of profitability and distressed financial condition limited the utility of this particular analysis.

     Premiums Paid Analysis. Deutsche Bank reviewed the premiums paid over market value to the extent publicly available, in 247 merger or acquisition transactions completed since January 1, 1997. Deutsche Bank analyzed the premium paid to the target above their share price one day, one week and four weeks prior to the announcement of the transaction. These transactions were accounted for under the purchase accounting method, included only cash consideration, and had adjusted market valuations (equity market valuation, plus debt less cash) between $50 and $200 million.


                                                        Premium to Market at
                                                     ------------------------
                                         One Day      One Week       Four Weeks
                                          Prior        Prior            Prior
                                         -------     ------------    ----------
Transactions:
   Mean.................................  32.0%         38.8%           45.3%
   High.................................  175.0%        217.0%         205.5%
   Low.................................. (67.0%)       (66.3%)         (61.0%)

Offer &  merger at $2.00 per share (1)..  64.1%        (49.2%)         (64.8%)
-------------------
(1) Based on The North Face's closing per share market price one day, one week and four weeks prior to the April 7, 2000 announcement of the offer and the merger.

     As a result of the foregoing analysis, Deutsche Bank noted that, at the implied offer price of $2.00 per share, the premium paid to the holders of The North Face common stock exceeded the average of the premium transactions reviewed on the day prior to announcement time period, although it was below such average at the one week prior and four weeks prior to announcement time periods. The nature and timing of recent public announcements by The North Face limited the utility of this particular analysis.

     The summary set forth above does not purport to be a complete description of the opinion of Deutsche Bank to The North Face board or the financial analyses performed and factors considered by Deutsche Bank in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving the application of subjective business judgment in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Deutsche Bank believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

     In performing its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to The North Face board as to the fairness, from a financial point of view, of the merger consideration to the stockholders of The North Face and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by The North Face with, numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of The North Face. The assumptions and estimates contained in such analyses, and the ranges of valuations resulting from any particular analysis, are not necessarily indicative of actual historical values or future results, which may be significantly more or less favorable than those suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of The North Face, none of The North Face nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The type and amount of consideration payable in the offer and merger were determined through negotiations between The North Face and VF and were approved by The North Face board. The decision to enter into the merger agreement was solely that of The North Face board. Deutsche Bank's opinion and financial analyses were only one of a number of factors taken into consideration by The North Face board in its evaluation of the proposed offer and merger and should not be viewed as determinative of the views of The North Face board with respect to the merger consideration or the merger.

     Pursuant to the terms of Deutsche Bank's engagement, The North Face has agreed to pay $750,000 to Deutsche Bank for rendering its opinion, which amount will be credited against an advisory fee calculated as a percentage of the aggregate consideration involved in the offer and merger. In addition, The North Face has agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Bank and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     The North Face selected Deutsche Bank as its financial advisor in connection with the offer and merger based on Deutsche Bank's reputation, expertise and familiarity with The North Face and its business. Deutsche Bank is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Deutsche Bank is an affiliate of Deutsche Bank AG. One or more of the affiliates of Deutsche Bank AG from time to time, provided investment banking and other financial and advisory services to The North Face or its affiliates for which it has received customary compensation, including serving as lead manager for The North Face's 1996 initial public offering, and for a subsequent offering of The North Face common stock in the same year. In the ordinary course of business, affiliates of Deutsche Bank AG may actively trade or hold the securities of both The North Face and VF for its own account and the account of customers and, accordingly, may at any time hold a long or short position in such securities, instruments and obligations of The North Face and VF.

Purpose and structure of the merger; Reasons of VF for the merger

     The purpose of the merger is for VF to increase VF's ownership of The North Face from approximately 82% to 100%. Upon consummation of the merger, The North Face will become a wholly owned subsidiary of VF. The acquisition of the shares was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of The North Face from The North Face's public stockholders to VF and VF's subsidiary, and so as to provide such stockholders with cash for all of their shares.

     Under Delaware law, the approval of The North Face board and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding shares as of the record date are required to approve and adopt the merger agreement. The North Face board has approved and adopted the merger agreement and the transactions contemplated thereby, and the only remaining required corporate action of The North Face is the approval and adoption of the merger agreement by a majority vote of The North Face stockholders. VF has agreed to vote all shares it beneficially owns in favor of the approval and adoption of the merger agreement. Because VF and its affiliates own approximately 82% of the outstanding shares as of the record date, the approval and adoption of the merger agreement is assured without the vote of any other stockholder.

Plans for The North Face after the merger

     Except as set forth in this information statement, it is expected that initially following the merger, the business and operations of The North Face will continue substantially as they are currently being conducted.

     VF intends to conduct a detailed review of The North Face and its assets, corporate structure, capitalization, operations, policies, management and personnel. After its review, VF will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of The North Face and VF. In parallel, VF plans to give consideration to any potential avenues that may be open for further strengthening The North Face's marketing and financial positions, including through possible alliances, or partnership or joint venture arrangements with third parties.

     The North Face has announced its intention to sell its subsidiary, La Sportiva, U.S.A. La Sportiva, U.S.A. is engaged in the business of distributing rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva(R) name. VF intends to pursue a disposition of La Sportiva, U.S.A. if a transaction is possible on terms satisfactory to VF.

     Except for the transactions contemplated by the merger agreement, VF has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving The North Face; (b) a sale or transfer of a material amount of assets of The North Face or any of it subsidiaries (other than the potential sale of La Sportiva USA, Inc.); (a) any change in the board or management of The North Face; (c) any material change in The North Face's capitalization or (d) any other material change in The North Face's corporate structure or business.

Merger agreement

     The following is a summary of the material provisions of the merger agreement which relate to the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached hereto as Annex C and is incorporated herein by reference. Stockholders are urged to read the merger agreement in its entirety and to consider it carefully.

     Recommendation

     The North Face board has (i) unanimously determined that each of the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of The North Face, (ii) duly approved the merger agreement and the transactions contemplated thereby, including the offer and the merger and (iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of The North Face accept the offer and tender their shares thereunder to VF's subsidiary and approve and adopt the merger agreement and the merger.

     Appointment of The North Face directors by VF

     The merger agreement provides that, effective upon the acceptance for payment by VF's subsidiary of any shares pursuant to the offer, VF will be entitled to designate the number of directors, rounded up to the next whole number, on The North Face board that equals the product of the total number of directors on The North Face board (giving effect to the election of any additional directors pursuant to this provision) multiplied by the percentage that the number of shares beneficially owned by VF (including shares accepted for payment) bears to the total number of shares outstanding. In furtherance thereof, The North Face will take all action necessary to cause VF's designees to be elected or appointed to The North Face board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. Notwithstanding the foregoing, prior to the effective time, The North Face will use its reasonable best efforts to cause at least two persons who are not employees of The North Face or affiliated with VF to be members of The North Face board.

     Pursuant to these provisions, shortly after VF's subsidiary had purchased shares in the offer which comprise approximately 82% of all outstanding shares, all members of The North Face board except for Messrs. Robert P. Bunje and Michael Doyle resigned, and Messrs. Mackey J. McDonald and Robert K. Shearer and Ms. Candace S. Cummings were elected as directors of The North Face.

     The merger

     The merger agreement provides that as promptly as practicable after all conditions to the merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, VF's subsidiary will be merged with and into The North Face in accordance with Delaware law. As a result of the merger, the separate existence of VF's subsidiary will cease and The North Face will continue as the surviving corporation.

     Effective time

     The merger shall become effective at such time as the merger agreement is approved by The North Face stockholders and the Articles of Merger are duly filed with the Secretary of State of the State of Delaware.

     Merger consideration

     At the effective time, each outstanding share (other than shares held in the treasury of The North Face, shares owned by VF and its affiliates or as to which appraisal rights have been properly exercised) will be converted, by virtue of the merger and without any action on the part of The North Face stockholders, into the right to receive $2.00 per share in cash, without interest thereon.

     Surrender of certificates and payment procedures

     As soon as practicable after the effective time, the paying agent will mail to each record holder of an outstanding certificate representing a share immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for $2.00 in cash per share. Upon surrender to the paying agent of a certificate representing a share, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive the merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing a share will represent for all purposes only the right to receive $2.00 in cash per share. Any merger consideration made available to the paying agent that remains unclaimed by stockholders for six months after the effective time will be delivered to The North Face and any The North Face stockholders who have not theretofore made an exchange must thereafter look to The North Face for payment of their claim for merger consideration.

     Transfer of shares

     No transfer of shares will be made on the share transfer books of The North Face after the effective time. If, at or after the effective time, certificates of shares are presented, they will be canceled and exchanged for the right to receive $2.00 in cash per share as provided in "--Surrender of certificates and payment procedures."

     Covenants

     The merger agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

     The North Face has agreed that, prior to the effective time, The North Face will not adopt or propose any change in its certificate of incorporation or bylaws. In addition, The North Face has agreed that, prior to the effective time, The North Face will not, and will not permit any of its subsidiaries to:

     (a) merge or consolidate with any other person or entity or acquire a material amount of stock or assets of any other person;

     (b) sell, lease, license or otherwise dispose of any material subsidiary or a material amount of assets, securities or property to any person or entity, except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

     (c) knowingly take any action that would make any representation and warranty of The North Face under the merger agreement inaccurate in any respect at, or as of any time prior to, the effective time or

     (d)  agree to commit to do any of the foregoing.

     Pursuant to the merger agreement, The North Face has agreed that from the date of the merger agreement until the termination thereof, The North Face and its subsidiaries will not, and will use their respective best efforts to ensure that their respective officers, directors, employees or other agents will not, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to an acquisition proposal;
(ii) enter into any agreement with respect to an acquisition proposal; or (iii) in the event of any unsolicited acquisition proposal for The North Face, (x) grant any waiver or release under any standstill or similar agreement to which The North Face or any of its subsidiaries is a party in effect on the date of the merger agreement or (y) engage in negotiations with, or disclose any non-public information relating to, The North Face or any of its subsidiaries or afford access to the properties, books or records of The North Face or any of its subsidiaries to, any person that may be considering making, or has made, an acquisition proposal. "acquisition proposal" shall mean any tender or exchange offer involving The North Face, any proposal for a merger, consolidation or other business combination involving The North Face, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, The North Face or any material subsidiary (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to The North Face or any material subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to The North Face other than pursuant to the transactions to be effected pursuant to the merger agreement. The North Face has agreed to notify promptly, but in no event later than 24 hours, VF's subsidiary after receipt of any acquisition proposal or any request for non-public information relating to The North Face or any of its subsidiaries or for access to the properties, books or records of The North Face or any of its subsidiaries by any person that may be considering making, or has made, an acquisition proposal.

     Conditions to the merger. The obligations of The North Face, VF and VF's subsidiary to consummate the merger are subject to the satisfaction of the following conditions: (i) if required by Delaware law, the approval and adoption by the stockholders of The North Face of the merger agreement in accordance with such law, provided, however, that VF and VF's subsidiary shall vote all shares purchased in the offer in favor of the merger; (ii) no statute, rule, regulation, judgment, injunction, order or decree shall prohibit the consummation of such approval; and (iii) VF's subsidiary shall have purchased, or caused to be purchased, the shares pursuant to the offer.

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, notwithstanding any approval of the merger agreement by the stockholders of The North Face,

     (i)  by mutual written consent of The North Face and VF; or

     (ii) by either The North Face or VF, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares pursuant to the offer or consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     Fees and Expenses. The merger agreement provides that The North Face, VF and VF's subsidiary shall each bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby.

     Amendment and waivers. After the purchase of shares pursuant to the offer, no amendment, modification or supplement to the merger agreement shall decrease the amount of consideration to be received in exchange for any shares and after approval of the merger agreement by the stockholders of The North Face no such amendment, modification or supplement shall be made which by law requires the further approval of The North Face's stockholders, without obtaining the further approval of such stockholders. If VF's designees are elected to The North Face board, after the acceptance for payment of shares pursuant to the offer and prior to the effective time, the affirmative vote of a majority of the directors who are not The North Face officers or designees, stockholders, affiliates or associates of VF) shall be required to (a) amend or terminate the merger agreement on behalf of The North Face, (b) exercise or waive any of The North Face's rights, benefits or remedies hereunder, (c) extend the time for performance of VF's subsidiary's obligations under the merger agreement or (d) take any other action under or in connection with the merger agreement.

Delisting of The North Face shares following the merger

     Following the merger, the holders of shares (other than VF and its affiliates) will cease to participate in future earnings or growth, if any, of The North Face or benefit from any increases, if any, in the value of The North Face, and they no longer will bear the risk of any decreases in the value of The North Face. Because the shares will be canceled as a result of the merger, the shares will be delisted from the Nasdaq National Market System.

     The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act will be terminated and The North Face will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A and 14C under the Exchange Act.

Regulatory approvals

     VF filed the required Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the offer and the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 27, 2000. The applicable waiting period expired on May 12, 2000. VF also filed a notification with the Federal Cartel Office of the Republic of Germany on May 19, 2000. VF received clearance from the Federal Cartel Office on May 30, 2000.

     We believe that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as VF's acquisition of The North Face. At any time before or after the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of shares purchased by VF's subsidiary or the divestiture of substantial assets of VF, The North Face or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Financing of the merger

     The total amount of funds required by VF and VF's subsidiary to consummate the merger and to pay related fees and expenses is estimated to be approximately $[ ]. The merger is not conditioned on VF obtaining financing. VF expects to fund the merger and to pay related fees and expenses from internally generated funds. No alternate financing plan currently exists.


                   Interests Of Certain Persons In The Merger

     Certain members of The North Face's management and The North Face's board (as well as other employees of The North Face) have certain interests in the merger that are described below that are in addition to their interests as stockholders generally. The North Face board took these interests into account in approving and adopting the merger agreement and the transactions contemplated thereby.

     Stock options After the acceptance of shares tendered pursuant to the offer, each option to purchase shares outstanding under any stock option or compensation plan or arrangement of The North Face whether or not then exercisable or fully vested and each warrant to purchase shares was canceled. The merger agreement provides that VF would pay to the holder of each such option or warrant an amount in cash determined by multiplying (i) the excess, if any, of the amount of the merger consideration over the applicable per share exercise price of such option or warrant by (ii) the number of shares to which such option or warrant related. Pursuant to the merger agreement, no cash was due to any holder of an option or warrant and no cash was paid to such holders.

     Employment agreements with termination provisions The North Face maintains employment agreements for Mr. Geoffrey D. Lurie, The North Face's chief executive officer, and Mr. Karl Heinz Salzburger, The North Face's president. In accordance with their respective employment agreements, if Mr. Lurie or Mr. Salzburger is terminated, he shall receive 18 months salary, bonus and benefits. Mr. Lurie was terminated in connection with the merger and as a result, will be entitled to the above benefits under his employment agreement. The North Face estimates the aggregate amount due to Mr. Lurie to be approximately $2,570,000.

     Indemnification of The North Face directors and officers VF, VF's subsidiary and The North Face have each agreed that for six years after the effective time, VF will cause The North Face to indemnify and hold harmless the present and former officers and directors of The North Face in respect of acts or omissions occurring at or prior to the effective time to the fullest extent provided by Delaware law or any other applicable laws or as provided under The North Face's certificate of incorporation and bylaws in effect on the date of the merger agreement, subject to any limitation imposed from time to time under applicable law.

     Insurance for The North Face directors and officers In accordance with the merger agreement, for six (6) years after the effective time, The North Face will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time covering each such indemnified person currently covered by The North Face's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that The North Face will not be obligated to cause The North Face to pay premiums in excess of 200% of the amount per annum The North Face paid in its last full fiscal year. If VF, The North Face or any of its successors or assigns (a) consolidates with or merges into any other person or entity and the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of VF or The North Face, as the case may be, will assume such indemnification and liability insurance obligations.


             Certain United States Federal Income Tax Consequences

     The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker dealers, persons who are not citizens or residents of the United States and stockholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation.

     All stockholders should consult with their own tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in such tax laws.

     The receipt of cash for shares pursuant to the merger will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local and foreign income tax laws. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the stockholders's adjusted tax basis of such stockholder's shares and the amount of cash received in exchange therefor. For federal income tax purposes, such gain or loss will be capital gain or loss if the shares are capital assets in the hands of the stockholder and will be long-term gain or loss if the holding period for the shares is more than one year as of the date of the sale of such shares. Long term capital gain of an individual stockholder is generally subject to maximum tax rate of 20%. Stockholders are urged to consult with their own tax advisors concerning the limitations on the deductibility of capital losses.

     A stockholder that receives cash for shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption applies. A stockholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service.

     If backup withholding applies to a stockholder, the paying agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding; provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.


                                Appraisal Rights

     Stockholders of The North Face are entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. Set forth below is a summary description of Section 262.
Section 262 is reprinted in its entirety as Annex B to this information statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares as to which appraisal rights are asserted. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     For more detail regarding appraisal rights, see Annex B. This summary and Annex b should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth herein and therein will result in the loss of appraisal rights.

     In accordance with Section 262, any stockholder may, before the vote at the special meeting upon the proposal to approve and adopt the merger agreement, demand in writing from The North Face the appraisal of the fair value of such stockholder's shares. Such demand must reasonably inform The North Face of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. In order to be entitled to appraisal rights with respect to any shares, a stockholder must be the record holder of such shares on the date of such demand, must continuously hold such shares through the effective time, must properly demand an appraisal as described in this paragraph and the following paragraphs, and must not vote in favor of the proposal to approve and adopt the merger agreement. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's shares should consult with legal counsel before taking any such action. The North Face believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's shares. Should a stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's shares, The North Face presently intends to assert that by doing so such stockholder has waived such stockholder's appraisal rights. Stockholders should be aware that a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the president of The North Face at 2013 Farallon Drive, San Leandro, California 94577. A vote against the merger or a failure to vote for the merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing such stockholder's shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their shares determined under Section 262 could be more than, the same as or less than $2.00 per share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     From and after the effective time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive $2.00 per share, in cash, without interest thereon, upon valid surrender of the certificates that formerly represented their shares. Inasmuch as The North Face has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

          Certain Information Concerning The North Face and The Shares

     General

     The North Face is a Delaware corporation with its principal executive offices located at 2013 Farallon Drive, San Leandro, CA 94577. The telephone number of The North Face's executive offices is (510) 618-3500.

     The North Face was founded in 1965 by outdoor enthusiasts as a retailer of high performance climbing and backpacking equipment. The North Face, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, snowsports gear, functional sportswear, tents, sleeping bags, backpacks, day packs, accessories and rugged footwear under the North Face(R) name.

     Price range of shares; Dividends

     The shares are authorized for quotation on the Nasdaq National Market under the symbol "TNFI."

     The following table sets forth for the periods indicated the high and low bid prices per share as reported on the Nasdaq National Market, as reported in published financial sources.

                                                             High         Low
                                                           --------     --------
1998
   First Quarter.......................................... $29          $20 5/8
   Second Quarter......................................... $26 1/2      $19 1/2
   Third Quarter.......................................... $24 5/8      $9 1/8
   Fourth Quarter......................................... $14 5/8      $9 1/8
1999
   First Quarter.......................................... $16 11/16    $9 1/4
   Second Quarter......................................... $12 7/8      $6 3/4
   Third Quarter.......................................... $7 1/16      $3 15/16
   Fourth Quarter......................................... $7 1/4       $2 11/16
2000
   First Quarter ......................................... $7 1/4       $2 11/16
   Second Quarter (through [                     ], 2000). $            $

     The North Face did not pay dividends during the periods set forth in the table above.

     On April 6, 2000, the last full day of trading prior to the announcement of the offer and the merger, the reported closing bid price per share on the Nasdaq National Market was $1 7/32. On [ ], 2000, the reported closing bid price per share on the Nasdaq National Market was $[ ].


             Certain Information Concerning VF and VF's Subsidiary

     VF's wholly owned subsidiary, Sequoia Acquisition, Inc., is a Delaware corporation incorporated on March 30, 2000 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the merger agreement and the commencement of, and purchase of shares pursuant to, the offer. The principal executive offices of VF's subsidiary are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of VF's subsidiary's executive offices is (336) 547-6000.

     VF is a Pennsylvania corporation. It is principally engaged in the design, manufacture and marketing of branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear and other apparel. The principal executive offices of VF are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of VF's executive offices is
(336) 547-6000.

                              Ownership of Shares

     As of [ ], 2000, there were 12,757,229 shares outstanding. The following table sets forth the beneficial ownership of shares as of [ ], 2000 by each person known by The North Face to own more than 5% of the outstanding shares. None of the directors and executive officers of The North Face as at such date own any shares. Each of the stockholders named below has sole voting and investment power with respect to the shares beneficially owned:


                                               Shares Beneficially Owned
                                        ---------------------------------------
                                                               Percent of
                                        Number of Shares  Outstanding Shares(1)
VF Corporation
   628 Green Valley Road                      10,459,977               82%
    Greensboro, NC 27408
-------------------

(1)  Applicable percentage ownership for the stockholder is based on 12,757,229
     shares outstanding as of [       ],      2000.


                      Additional and Available Information

     All documents filed by The North Face pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this information statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

     VF and The North Face are each subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are each required to file periodic reports, proxy statements and other information with the SEC relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. VF's and The North Face's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning VF may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE NORTH FACE, VF OR VF'S SUBSIDIARY NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                 Other Matters

     We do not intend to hold a 2000 annual meeting prior to the scheduled consummation of the merger. If the merger is not consummated and we do hold a 2000 annual meeting, we will notify you of such meeting, including the date by which stockholder proposals must be received at The North Face's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     We do not intend to bring any other matters before the special meeting, and are not aware of any other matters that are expected to be brought properly before the special meeting.

                                                                         ANNEX A


                    OPINION OF DEUTSCHE BANK SECURITIES INC.


     Deutsche Banc Alex. Brown                                     Deutsche Bank


     April 7, 2000

     Board of Directors
     The North Face, Inc.
     2013 Farallon Drive
     San Leandro, California 94577


     Gentlemen:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to The North Face, Inc. (the "Company") in connection with the proposed acquisition of the Company by VF Corporation ("VF") pursuant to an Agreement and Plan of Merger, dated April 6, 2000, among the Company, VF and Sequoia Acquisition, Inc. ("VF Sub"), a wholly owned subsidiary of VF (the "Agreement"), which provides, among other things, for VF Sub to commence a cash tender offer to acquire all issued and outstanding shares of common stock, par value $0.0025 per share, of the Company (the "Company Common Stock"), to be followed by a merger of VF Sub with and into the Company (the cash tender offer and the merger being herein referred to collectively as the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of VF. As set forth more fully in the Agreement, the Transaction will result in each share of the Company Common Stock not owned directly or indirectly by the Company or VF, other than shares as to which appraisal rights have been perfected, being purchased for or converted into the right to receive $2.00 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the stockholders of the Company.

     In connection with Deutsche Bank's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and VF, and certain internal analyses and other information furnished to it by the Company. Deutsche Bank also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company, and attended meetings between the Company and its bank lenders. In addition, Deutsche Bank (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, (v) reviewed a liquidation plan for the Company prepared by Company management, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate. It should be noted that the absence of any prospect that the Company would obtain financing on a going-forward basis rendered the Company unable to provide Deutsche Bank with any guidance in respect of the Company's future prospects. Accordingly, due to the lack of financial projections for the Company beyond the current fiscal year, Deutsche Bank did not perform a discounted cash flow analysis in connection with rendering its opinion.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or VF, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or VF. With respect to the current fiscal year financial forecasts and projections made available to Deutsche Bank by the Company and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such current fiscal year forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, VF and VF Sub contained in the Agreement are true and correct, the Company, VF and VF Sub will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of the Company, VF and VF Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained, and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company, VF or VF Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have a material adverse effect on the Company, VF or VF Sub or would materially reduce the contemplated benefits of the Transaction to the Company.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1999, which was due to be filed by March 31, 2000, was not filed by that date, and the Company has informed Deutsche Bank that such report is not expected to be filed before April 14, 2000. The Company has also informed Deutsche Bank that the report of the Company's independent auditors with respect to the Company's financial statements for the year ended December 31, 1999 will express a qualification indicating substantial doubt regarding the Company's viability as a "going concern".
 The Company's primary bank credit facility, under which the Company has outstanding indebtedness of approximately $103 million, was scheduled to expire on March 31, 2000. The Company has not been able to obtain alternative financing to date, and the Company has informed Deutsche Bank that it has no prospects for doing so, except pursuant to the Transaction. The Company's bank lenders have granted the Company an extension of such facility through April 15, 2000 in order to allow the Company to enter into the Agreement. However, the Company has informed Deutsche Bank that the Company's bank lenders do not intend to renew such credit facility beyond such date if the Agreement is not executed, and intend instead to commence involuntary bankruptcy proceedings against the Company. Deutsche Bank has relied upon the foregoing facts and representations in rendering its opinion.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve, or to tender their shares pursuant to, the Transaction. This opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to the Company or its affiliates for which it has received customary compensation, including serving as lead manager for the Company's 1996 initial public offering, and for a subsequent offering of the Company's equity securities in the same year. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and VF for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration is fair, from a financial point of view, to the stockholders of the Company.


                                             Very truly yours,


                                             DEUTSCHE BANK SECURITIES INC.

                                                                         ANNEX B
Delaware Law

                                    ANNEX B
                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262--Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)   Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L.'96, eff. 7-1-96).